Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

CHINA COMMERCIAL CREDIT, INC.

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of China Commercial Credit, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST thereof in its entirety and inserting the following in lieu thereof:

“First: The name of this Corporation is China Bat Group, Inc.”

2. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof in its entirety and inserting the following in lieu thereof:

“Fourth: The total number of shares which the Corporation shall have the authority to issue is One Hundred and Ten Million (110,000,000) shares of two classes of capital stock to be designated respectively preferred stock ("Preferred Stock") and common stock ("Common Stock"). The total number of shares of Common Stock the Corporation shall have authority to issue is 100,000,000 shares, par value $0.001 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 10,000,000 shares, par value $0.001 per share. The Preferred Stock authorized by this Certificate of Incorporation may be issued in series. The Board of Directors is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series including, but not limited to:

(1) the designation of each series and the number of shares that shall constitute the series;

(2) the rate of dividends, if any, payable on the shares of each series, the time and manner of payment and whether or not such dividends shall be cumulative;

(3) whether shares of each series may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(4) sinking fund provisions, if any, for the redemption or purchase of shares of each series which is redeemable;

(5) the amount, if any, payable upon shares of each series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the manner and preference of such payment; and

(6) the voting rights, if any, in the shares of each series and any conditions upon the exercising of such rights.

Effective as of 5.00 p.m., New York time, on January 16, 2019 (the “Effective Time”), each five shares of the Corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, $0.001 par value per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 5. A holder of record of Old Common Stock on the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall have the number of shares of New Common Stock which they are entitled rounded up to the nearest whole number of shares. No stockholders will receive cash in lieu of fractional shares.”

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

CHINA COMMERCIAL CREDIT, INC.

Date: January 11, 2019	By:	/s/ Jiaxi Gao
	Name:	Jiaxi Gao
	Title:	Chief Executive Officer (Principal Executive Officer)